Exhibit 99.1
Hampden Bancorp, Inc. Announces That It Did Not Apply for Participation in the TARP Capital Purchase Program

SPRINGFIELD, Mass., December 1, 2008: Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), today announced that it did not apply for participation in the U.S. Treasury’s Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program (“TARP”).

Referencing the holding company’s recently released September 30, 2008 Form 10-Q, Thomas R. Burton, President and CEO, said, “The Company’s current capital to risk weighted assets ratio stands at 26.9%, and the Bank’s current capital to risk weighted assets ratio stands at 19.0%.” This ratio is well above the minimum to be well capitalized under Prompt Corrective Action requirements, which is 10%. Further, the Bank’s tier 1 capital ratio is at 18.1%, which compares favorably to the 6% minimum to be well capitalized under Prompt Corrective Action.

Burton further went on to state “We believe our capital position is exceptionally strong for a community bank.  Our decision two years ago to seek additional capital through a public offering has positioned us well for these difficult times.  After careful consideration we do not believe the TARP program will provide value to our customers or shareholders and therefore we will not be participating.”

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has eight office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Contact
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com